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                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)14a-11(c) or (S)14a-12

                            TIER TECHNOLOGIES, INC.
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               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies: ________

  (2) Aggregate number of securities to which transaction applies: ___________

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _____________
      ________________________________________________________________________

  (4) Proposed maximum aggregate value of transaction: _______________________

  (5) Total fee paid: ________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid: ________________________________________________

  (2) Form, Schedule or Registration Statement No.: __________________________

  (3) Filing Party: __________________________________________________________

  (4) Date Filed: ____________________________________________________________

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

                            TIER TECHNOLOGIES, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 28, 1999

                               ----------------

To the Shareholders of Tier Technologies, Inc.:

  You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Tier Technologies, Inc., which will be held at the Ritz-Carlton Hotel, 600 Stockton Street, San Francisco, California, on Thursday, January 28, 1999 at 2:00 p.m. local time for the following purposes:

    (a) To elect a Board of five Directors for the ensuing year;

    (b) To approve an amendment to the Company's Amended and Restated 1996 Equity Incentive Plan (the "Plan") to increase the number of shares of Class B Common Stock authorized and reserved for issuance under the Plan from 3,989,333 to 5,989,333 shares;

    (c) To approve an amendment to the Plan to increase the maximum number of shares of Class B Common Stock authorized to be granted under the Plan to any one person in any single fiscal year from 100,000 to 300,000 shares;

    (d) To approve an amendment to the Plan to increase the number of shares of Class B Common Stock authorized to be granted automatically to Outside Directors upon their initial appointment and upon their re-election thereafter from 5,000 to 10,000 shares;

    (e) To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ended September 30, 1998 and fiscal year ending September 30, 1999; and

    (f) To consider and act upon such other matters as may properly come before the meeting.

  The close of business on December 16, 1998 has been fixed as the record date for shareholders to receive notice of and to vote at the meeting or any adjournment or postponement thereof. Holders of a majority of the outstanding shares must be present either in person or by proxy in order for the meeting to be held. Your proxy is revocable at any time in the manner set forth on page 1 of the Proxy Statement and will not affect your right to vote in person in the event that you attend the meeting in person.

  It is important that your shares be represented at the meeting. Please sign and return the enclosed proxy card as promptly as possible whether or not you plan to attend the meeting.

                                          By Order of the Board of Directors,

                                          /s/ GEORGE K. ROSS

                                          George K. Ross
                                          Secretary
December 29, 1998

                            TIER TECHNOLOGIES, INC.
                        ANNUAL MEETING OF SHAREHOLDERS

                               JANUARY 28, 1999

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement is furnished by Tier Technologies, Inc. (the "Company"), 1350 Treat Boulevard, Suite 250, Walnut Creek, California, 94596, in connection with the solicitation by the Company's Board of Directors (the "Board") of proxies to be voted at the Annual Meeting of Shareholders to be held on Thursday, January 28, 1999 at 2:00 p.m. local time, or any adjournments or postponements thereof (the "Meeting"). The Board has fixed the close of business on December 16, 1998 as the record date for determining shareholders entitled to notice of and to vote at the Meeting. As of that date, 1,639,762 shares of Class A Common Stock and 10,426,615 shares of Class B Common Stock (collectively, the "Common Stock") were issued and outstanding.

  Any person giving a proxy has the right to revoke it before it is exercised. It may be revoked either by filing an instrument of revocation with the Secretary of the Company or by delivering at the Meeting a duly executed proxy bearing a later date. It also may be revoked by attending the Meeting and voting in person.

  All expenses incurred in connection with solicitation of the enclosed proxy will be paid by the Company. In addition to solicitation by mail, the Company has engaged ChaseMellon Shareholder Services, at the Company's cost, to solicit proxies by mail, telephone, telegraph or personal call. The Company has requested brokers and nominees who hold stock in their names to furnish this proxy material to their customers and the Company will reimburse such brokers and nominees for their related out-of-pocket expenses.

  The date on which this Proxy Statement and the enclosed proxy are first being sent to the Company's shareholders is on or about December 29, 1998. A copy of the Company's Annual Report for the fiscal year ended September 30, 1998 accompanies this Proxy Statement.

VOTING RIGHTS

  Holders of Class A Common Stock and Class B Common Stock vote together as a single class on the matters to be considered and acted upon at the Meeting, except holders of Class B Common Stock have the right to vote as a single class for the election of two of the five director nominees. Each share of Class A Common Stock is entitled to ten votes and each share of Class B Common Stock is entitled to one vote. Each shareholder entitled to vote at an election for directors may cumulate the votes to which such shareholder is entitled. This means that the shareholder may cast a total number of votes equal to the number of directors to be elected by the class or series of stock held by such shareholder, multiplied by the number of votes to which such shareholder's shares are entitled. Further, the shareholder may cast such total number of votes for one or more nominees in the proportions as the shareholder sees fit. However, no shareholder is entitled to cumulate such shareholder's votes unless the nominees for which such shareholder is voting have been placed in nomination prior to the voting and the shareholder has given notice at the meeting, prior to the vote, of an intention to cumulate votes. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

  An affirmative vote of a majority of the Common Stock voted at the Meeting, by person or in proxy, is required for approval of each item being submitted to the shareholders for consideration, with the exception of the election of directors, where the nominees receiving the highest number of votes entitled to be cast therefor shall be elected (see "Proposal No. 1"). An election inspector appointed by the Board shall receive and tabulate proxies and votes cast in person at the Meeting. Abstentions and "broker non-votes" are counted for the purposes of determining the presence or absence of a quorum. Abstentions and "broker non-votes" are not counted for any purpose in determining whether a particular proposal is approved or disapproved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information as of September 30, 1998 with respect to the beneficial ownership of the Company's Common Stock by: (1) each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock; (2) each director of the Company; (3) the Company's Chief Executive Officer and each of the four other most highly compensated executive officers (collectively, the "Named Executive Officers"); and (4) all officers and directors of the Company as a group.

                                 SHARES BENEFICIALLY OWNED(1)
                                 -----------------------------
EXECUTIVE OFFICERS, DIRECTORS      NUMBER OF      NUMBER OF    PERCENT OF TOTAL
AND 5% SHAREHOLDERS(2)           CLASS A SHARES CLASS B SHARES  VOTING POWER(3)
------------------------------   -------------- -------------- -----------------
James L. Bildner (4)...........    1,659,762        446,000          63.2%
William G. Barton (4)..........    1,659,762        420,524          63.1
Bryan McCaul...................      115,070        235,833           5.2
Greg Bowen.....................      119,303        176,666           5.1
Bradley H. Nickels.............      115,070        195,833           5.0
George K. Ross.................          --          86,012             *
F. Thomas Latham...............          --          25,000             *
Samuel Cabot III...............          --          17,143             *
Ronald L. Rossetti.............          --          22,857             *
All officers and directors as a
 group (10 persons)............    1,659,762      1,461,702          66.3%

--------
*  Less than 1%.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from September 30, 1998 are considered outstanding for the purpose of calculating the percentage of voting power of such person but not for the purpose of calculating the percentage of voting power of any other person. The number of shares subject to stock options that are exercisable within 60 days of September 30, 1998 is as follows: Mr. Bildner, 10,000 shares of Class A Common Stock and 105,000 shares of Class B Common Stock; Mr. Barton, 10,000 shares of Class A Common Stock and 85,000 shares of Class B Common Stock; Mr. McCaul, 35,833 shares of Class B Common Stock; Mr. Bowen, 1,666 shares of Class B Common Stock; Mr. Nickels, 45,833 shares of Class B Common Stock; Mr. Ross, 46,250 shares of Class B Common Stock; Mr. Latham, 25,000 shares of Class B Common Stock; Mr. Cabot, 13,333 shares of Class B Common Stock; Mr. Rossetti, 13,333 shares of Class B Common Stock (which options were issued to Riverside Capital Partners, Inc., an entity controlled by Mr. Rossetti, and are therefore deemed to be beneficially owned by Mr. Rossetti); and all officers and directors as a group, 20,000 shares of Class A Common Stock and 369,582 shares of Class B Common Stock.
(2) The address of each of the officers, directors and other shareholders listed above is c/o Tier Technologies, Inc., 1350 Treat Boulevard, Suite 250, Walnut Creek, California 94596.
(3) In calculating the percentage of total voting power, the voting power of shares of Class A Common Stock (ten votes per share) and Class B Common Stock (one vote per share) is aggregated. Applicable percentage of beneficial ownership is based on 10,271,201 shares of Class B Common Stock outstanding as of September 30, 1998.
(4) Includes all shares of Class A Common Stock held in the Voting Trust as to which Messrs. Bildner and Barton exercise voting control as trustees. Messrs. Bildner and Barton disclaim beneficial ownership of 1,219,762 shares of Class A Common Stock.

                             ELECTION OF DIRECTORS
                               (PROPOSAL NO. 1)

  The Board of Directors of the Company is currently composed of five directors. The Company's Amended and Restated Articles of Incorporation ("Articles") provide that the holders of Class B Common Stock shall vote as a separate class and be entitled to elect two of the five directors, in a slate separate from the election of the remaining directors. The following two individuals are nominated for election by the holders of Class B Common Stock voting as a separate class: Samuel Cabot III and Ronald L. Rossetti.

  The Company's Articles provide that the holders of Class B Common Stock and Class A Common Stock shall vote as a single class to elect the remaining three directors. The following three individuals are nominated for election by the holders of Class B Common Stock and Class A Common Stock, voting as a single class: James L. Bildner, William G. Barton and George K. Ross.

  Directors shall hold office either until the expiration of the term for which elected or appointed and until a successor has been elected and qualified, or until the time of his or her death, resignation or removal. Directors are elected at each annual meeting to hold office until the next annual meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE. The persons named in the accompanying proxy intend to vote for the election of the nominees listed above unless authority to vote for one or more of such nominees is specifically withheld in the proxy. If any nominee, for any reason currently unknown, cannot be a candidate for election, proxies will be voted for the election of a substitute recommended by the Board. The two Class B directors receiving the highest number of votes shall be elected. The three remaining directors receiving the highest number of votes shall be elected.

INFORMATION CONCERNING NOMINEES FOR DIRECTOR

  The following information is furnished concerning the Company's nominees for director:

 NAME                            AGE POSITION WITH THE COMPANY
 ----                            --- -------------------------
 James L. Bildner...............  44 Chairman of the Board and Chief Executive
                                     Officer
 William G. Barton..............  42 President, Chief Technology Officer and
                                     Director
 George K. Ross.................  57 Executive Vice President, Chief Financial
                                     Officer, Secretary and Director
 Samuel Cabot III (1)(2)(3).....  58 Director
 Ronald L. Rossetti (1)(2)(3)...  55 Director

--------
(1) Member of the Compensation Committee of the Board of Directors
(2) Member of the Audit Committee of the Board of Directors
(3) Class B Director

  Mr. Bildner joined Tier as Chairman of the Board in November 1995 and became Chief Executive Officer in December 1996. From December 1994 to December 1996, Mr. Bildner was employed as a principal of Argus Management Corporation, a management consulting firm. In 1984, Mr. Bildner founded J. Bildner & Sons, Inc., a specialty retailer, and served as its Chairman of the Board and Chief Executive Officer from its inception to December 1994. J. Bildner & Sons, Inc. filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in July 1988 and emerged from reorganization in October 1989. Mr. Bildner received an A.B. from Dartmouth College and a J.D. from Case Western Reserve School of Law.

  Mr. Barton, one of the initial founders of the Company, has served as Chief Technology Officer since February 1998 and as President and a Director since 1991. From 1991 until February 1998, he also served as Chief Operating Officer of the Company. From 1990 to 1991, Mr. Barton was employed as an information technology management consultant at Titan Consulting, an information technology consulting firm. From 1979 to 1990, Mr. Barton held various positions leading to Director of Advanced Business Systems at American Express Card Services, a financial services company. Previously, Mr. Barton held positions within the information technology industry as a systems analyst, software engineer and programmer. He received a B.S. in Business Administration and Management from the University of Phoenix and a Presidential/Key Executive MBA from Pepperdine University.

  Mr. Ross has been a Director of the Company since January 1996, has served as Executive Vice President since 1998, has served as Chief Financial Officer since February 1997 and has served as Secretary since July 1998. From February 1997 until April 1998, Mr. Ross also served as Senior Vice President. From September 1992 to January 1997, Mr. Ross was a partner at Capital Partners, a private equity investment firm. Between 1979 and 1992, Mr. Ross was Corporate Vice President, Controller for Axel Johnson, Inc., a highly diversified private holding company. Mr. Ross has also held corporate and operating positions with RJR Nabisco, Inc. and served as a senior consultant with Ernst & Young LLP. Mr. Ross received a B.A. from Ohio Wesleyan University and an MBA from Ohio State University. Mr. Ross is a certified public accountant.

  Mr. Cabot has served as a Director of the Company since January 1997. He has served as president of Samuel Cabot Inc., a manufacturer and marketer of premium quality exterior stains and architectural coatings, since 1978. He is also on the board of directors of Samuel Cabot, Inc., Plasticolors, Inc. and Blue Cross/Blue Shield of Massachusetts, Inc. Mr. Cabot received an A.B. from Dartmouth College and an MBA from Boston University.

  Mr. Rossetti has served as a Director of the Company since November 1995. Since February 1997, he has served as President of Riverside Capital Partners, Inc., a venture capital investment firm. From 1976 until September 1994, Mr. Rossetti was President, Chief Executive Officer and a director of Nature Food Centers, Inc. Mr. Rossetti is also on the Board of Directors of General Nutrition Co. and City Sports, the advisory board of Hamilton Associates and serves as a trustee of Northeastern University. He received a B.S. from Northeastern University.

COMMITTEES OF THE BOARD OF DIRECTORS

  In 1998, the Company had standing Audit and Compensation Committees. During the Company's last fiscal year, the Board held five meetings and took action by unanimous consent seven times. All members of the Board attended at least 75% of the aggregate of all Board meetings and aggregate of all meetings of the Committees on which they served.

  Audit Committee. The Audit Committee, consisting of Messrs. Cabot and Rossetti, held two meetings during the last fiscal year. The Audit Committee reviews the results and scope of the annual audit and the services provided by the Company's independent accountants.

  Compensation Committee. The Compensation Committee, consisting of Messrs. Cabot and Rossetti, met two times and took action by unanimous written consent ten times during the last fiscal year. The Compensation Committee establishes the compensation of officers of the Company and administers the Company's compensation programs, including the granting of stock options.

DIRECTOR COMPENSATION

  The members of the Company's Board of Directors are reimbursed for reasonable travel expenses incurred in attending Board meetings. In addition, non-employee members of the Board of Directors receive a grant, upon their initial appointment, of fully vested options to purchase 10,000 shares (subject to shareholder approval of this number--see "Proposal No. 4") of Class B Common Stock and an annual grant, upon their re-election thereafter, of fully vested options to purchase 10,000 shares (subject to shareholder approval of this number--see "Proposal No. 4") of Class B Common Stock under the Plan.

CERTAIN RELATED TRANSACTIONS

  The Company has made loans to certain employees in connection with their exercise of stock options, the payment of taxes associated with those exercises, relocation expenses, costs associated with the purchase of housing, educational expenses and personal purposes. All loans are made pursuant to full-recourse, interest-bearing promissory notes and certain notes are secured by a pledge of Common Stock held by the employee. Interest rates range from 5.59% to 9.00% and vary based on the term of the loan and its date of origination. Generally, the loans have ten-year terms, with the exception of forgivable loans which have three-year terms and are typically forgiven ratably over the note's term so long as the employee remains with the Company and housing loans, which are payable upon the sale of the property purchased or termination of employment, subject to forgiveness in their entirety if the employee remains with the Company for three years. Loans related to the exercise of stock options and the payment of taxes associated with those exercises are not forgivable under the terms of the notes. At September 30, 1998, loans to Mr. Bildner totaled $1,971,868, of which amount $58,683 plus accrued interest may be forgiven. At September 30, 1998, loans to Mr. Barton totaled $1,264,685, of which amount $23,923 plus accrued interest may be forgiven. At September 30, 1998, loans to Mr. Ross totaled $94,664, which amount plus accrued interest may be forgiven in its entirety.

  The Company has entered into employment agreements with Mr. Bildner, its Chief Executive Officer, Mr. Barton, its President and Chief Technology Officer, and Mr. Ross, its Executive Vice President and Chief Financial Officer. See "Employment Agreements" on page 15.

  The Company has entered into indemnification agreements with each of its directors and certain of its officers. These agreements provide such persons with indemnification, to the maximum extent permitted by the Company's Articles or Bylaws or by the California General Corporation Law, against all expenses, claims, damages, judgments and other amounts (including amounts paid in settlement) for which such persons become liable as a result of acting in any capacity on behalf of the Company, subject to certain limitations.

                    APPROVAL OF AMENDMENT TO THE COMPANY'S
                AMENDED AND RESTATED 1996 EQUITY INCENTIVE PLAN
                               (PROPOSAL NO. 2)

  The Company's Amended and Restated 1996 Equity Incentive Plan (the "Plan") was approved by the Company's Board and shareholders and became effective on February 10, 1997. As of October 30, 1998, 2,989,333 shares of Class B Common Stock were authorized to be issued under the Plan. As of that same date, 2,798,952 shares of Class B Common Stock had been granted under the Plan and 190,381 shares of Class B Common Stock were available for future plan grants, of which 60,000 were reserved for issuance to non-employee directors. On October 26, 1998, the Board approved an amendment to the Plan increasing the number of shares authorized and reserved for issuance under the Plan by 1,000,000 shares (the "Plan Amendment"). A majority of shareholders entitled to vote thereon approved the Plan Amendment on November 3, 1998, by written consent in lieu of a meeting of shareholders. On November 6, 1998, pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission") the Company filed with the Commission and distributed to the Company's shareholders information regarding the Plan Amendment in an Information Statement on Schedule 14C.

  The shareholders are being asked to approve an amendment to the Plan at the Meeting to increase the shares authorized and reserved for issuance under the Plan by 2,000,000 shares, bringing the total shares reserved for issuance under the Plan to 5,989,333 shares. The Company believes that the Plan Amendment will enable the Company to meet its projected hiring, acquisition and incentive compensation needs through calendar year 1999. Approval of the amendment to the Plan requires the affirmative vote of a majority of the voting shares. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE PLAN. Proxies solicited by the Board will be voted for this proposal unless a vote against the proposal or abstention is specifically indicated.

SUMMARY OF THE PLAN

  The following description of the Plan is qualified in its entirety by reference to the full text of the Plan, as proposed to be amended, attached to this Proxy Statement as Exhibit A.

 General

  The Plan provides for grants to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for grants to employees, directors and consultants of non-qualified stock options, restricted stock and stock bonuses. The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to the employees and consultants of the Company and to promote the Company's business.

 Administration of the Plan

  The Plan provides that it shall be administered by the Board or a committee of directors composed solely of not fewer than two Board members. The Board has designated the Compensation Committee (the "Committee") to administer the Plan. The Committee, or the full Board, is authorized to determine which persons eligible under the Plan shall be granted stock awards, when and how such awards will be granted, the form thereof, and to adopt rules and regulations administering the Plan. Generally, incentive options may be granted only to employees. Other stock awards may be granted only to employees, including prospective employees, consultants or outside directors.

 Shares Available Under the Plan

  If any change is made in the Class B Common Stock subject to the Plan (such as through a merger, stock dividend, stock split or otherwise), the Plan and awards under the Plan will be adjusted appropriately. In the event of a dissolution or liquidation of the Company, or a merger or consolidation in which the Company is not the surviving corporation or other types of capital reorganizations, the Board has discretion (to the extent permitted by applicable law) to (1) have the surviving corporation assume any awards under the Plan, (2) accelerate the exercise period of any award, or (3) continue the award under its existing terms. Upon termination of any outstanding Plan awards, the shares subject to those awards may again be made the subject of additional Plan awards. No more than 300,000 shares of Class B Common Stock (subject to shareholder approval of this number--see "Proposal No. 3") may be granted pursuant to options to any one person under the Plan in any single fiscal year. No option under the Plan shall be exercisable after the expiration of ten years from the date it was granted.

 Types of Awards

  Stock Options. The Committee, or the full Board, has the discretion to grant either incentive stock options (within the meaning of Section 422 of the Code) or non-qualified stock options. All options shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate, subject to the provisions of the Plan. Options vest at a rate to be determined by the Committee at the time of grant. The Committee may also provide for acceleration of vesting in certain circumstances.

  The Committee has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to the option and the exercisability thereof, and the form of consideration payable upon exercise. Except as permitted by the Committee, options granted under the Plan are not transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by such optionee. The exercise price of all incentive stock options granted under the Plan must be at least equal to the fair market value of the Class B Common Stock on the date of grant. The exercise price of non-qualified stock options shall be determined in the discretion of the Committee. With respect to any optionee who owns 10% or more of the Company's outstanding capital stock, the exercise price of any incentive stock option granted to such optionee must equal or exceed 110% of the fair market value of the Class B Common Stock on the grant date and the term of the option must not exceed five years. The aggregate fair market value of the Class B Common Stock (determined at the time the option is granted) with respect to which incentive stock options granted to an individual first become exercisable in any calendar year shall not exceed $100,000. The options or portions thereof exceeding such limit shall be treated as non-qualified stock options.

  Payment of the option price upon exercise of an option shall be: in cash; or, at the discretion of the Committee, by tendering Class B Common Stock valued using its fair market value on the date of exercise; or, at the discretion of the Committee, by authorizing a third party to sell the Class B Common Stock acquired upon the exercise of the option and to remit sufficient proceeds from the sale to the Company; or, according to a deferred payment or other arrangement; or, in other legal consideration acceptable to the Board. In the case of any deferred payment arrangement, interest shall be payable at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable sections of the Code, of any amounts other than amounts stated under the deferred payment arrangement.

  In the event an optionee's eligibility under the Plan terminates, the optionee may exercise his or her option to the extent that the optionee is otherwise entitled to exercise on the date employment terminates, but only within such period of time as is determined by the Committee and specified in the option agreement. In the event of the optionee's death, the option may be exercised, but only within such period of time as is determined by the Committee and specified in the option agreement, by the optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent the optionee was entitled to exercise the option at the date of death.

  In general, options are transferable only by will or by the laws of descent and distribution and, during the lifetime of the optionee, the option shall be exercisable only by the optionee or by his guardian or legal representative.

  Restricted Stock Awards. The Committee may grant restricted stock, restricted stock units (i.e., units representing shares of stock) or shares of Class B Common Stock which are subject to transfer restrictions determined by the Committee. The Committee determines the purchase price, if any, of each restricted stock or restricted stock unit agreement. Except as determined by the Committee in its discretion, no rights under a restricted stock or restricted stock unit agreement shall be transferable except by will or by the laws of descent and distribution.

  Payment of the purchase price of stock acquired pursuant to a restricted stock or restricted stock unit agreement shall be paid either in cash at the time of purchase or, in the discretion of the Committee, according to a deferred payment or other arrangement with the person to whom the stock is sold or in any form of legal consideration that may be acceptable to the Committee in its discretion.

  Generally, shares of stock sold or awarded as restricted stock or restricted stock units under the Plan may be subject to a repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Committee. In the event of the termination of the optionee's eligibility to participate under the Plan, the Company may repurchase or otherwise reacquire any or all of the shares of Class B Common Stock held by that person which have not vested as of the date eligibility terminates under the terms of the restricted stock or restricted stock unit agreement between the Company and such person.

  Stock Bonus. The Plan authorizes the Committee to award bonuses of shares of Class B Common Stock, either restricted or unrestricted, and as current or deferred compensation. The Committee may also award stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company or for its benefit.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is based on federal income tax laws and regulations in effect as of October 30, 1998 and does not purport to be a complete description of the federal income tax aspects of the Plan. No information is provided herein with respect to estate, inheritance, or state or local tax laws, although there may be certain tax consequences upon the receipt or exercise of an award or disposition of any of the acquired shares under those laws. The exact federal income tax treatment of awards will depend on the specific nature of any such award. An award may, depending on the conditions applicable to the award, be taxable as an option, an award of restricted or unrestricted shares, an award which is payable in cash, or otherwise.

  Incentive Stock Options. Neither the grant nor the exercise of an incentive stock option is taxable to the employee receiving the option. If the employee holds the stock purchased upon exercise of an incentive stock option for at least one year after the purchase of the stock and until at least two years after the option was granted, his or her sale of the shares will produce long-term capital gain or loss, and the Company will not be entitled to any tax deduction. However, if the employee sells or otherwise transfers the stock before these holding periods have elapsed, he or she will generally be taxed at ordinary income rates on the sale in the amount of the excess of the fair market value of the stock when the option was exercised over the option exercise price, and the Company will be entitled to a tax deduction on the same amount. Any remaining gain or loss will be short-term or long-term capital gain or loss as the case may be.

  Non-qualified Stock Options. Although the grant of non-qualified stock options under the Plan also is not generally taxable to the optionee, upon exercise the optionee will be taxed at ordinary income rates on the excess of the fair market value of the stock received over the option exercise price, and the Company will be entitled to a tax deduction in the same amount. The amount included in an individual's income as a result of the exercise of a non-qualified stock option will be treated as his or her basis in the shares acquired, and any remaining gain or loss on the subsequent sale of the shares will be treated as long-term or short-term capital gain or loss as the case may be.

  Restricted Stock. The acquisition of restricted stock is not a taxable event. When restrictions imposed upon the restricted stock expire, the holder will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the restricted stock on the date of such expiration over the purchase price, if any, for the shares. The holder may, however, elect within 30 days after the date of acquisition to recognize ordinary income on the date of purchase in an amount equal to the excess of the fair market value of the restricted stock on the date of grant, determined without regard to the restrictions imposed on such shares, over the purchase price, if any, for the shares. If and when the holder recognizes ordinary income attributable to the restricted stock, the Company will be entitled to a deduction for the same amount.

  Other Awards. Awards may be granted to employees under the Plan that do not fall into the categories described above. The federal income tax treatment of these awards will depend upon the specific terms of such awards. In general, compensation in lieu of cash will be treated as ordinary taxable income to the employees and deducted by the Company. The Company will generally be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with awards made under the Plan.

  Alternative Minimum Tax. The amount by which the fair market value of the shares received upon the exercise of an incentive option exceeds the exercise price of the shares is included in the calculation of "alternative minimum taxable income" ("AMTI") of the optionee. The alternative minimum tax imposed on individual taxpayers is equal to the amount by which 26% of AMTI (28% for AMTI in excess of $175,000) exceeds the regular federal income tax rate for a taxable year. For minimum tax purposes, the basis of stock acquired through the exercise of an incentive stock option equals the fair market value taken into account in determining the amount of the AMTI. A portion of a taxpayer's minimum tax attributable to certain items (including the spread on the exercise of an incentive stock option) may be credited against the taxpayer's regular tax liability in later years to the extent that the regular tax liability exceeds the alternative minimum tax.

  Section 162(m) Compensation Deduction Limitation. Stock options and performance-based restricted stock granted under the Plan are intended to be "performance-based compensation" and therefore not subject to the deduction limitation of Code Section 162(m).

ACCOUNTING

  The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," so that there is no earnings charge in connection with the grant or exercise of stock options granted under the Plan. In the year ended December 31, 1996, the Company adopted the disclosure-only alternative described in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which requires companies to show in a footnote to their annual financial statements the pro forma effect that option grants would have had on earnings if the "value" of the stock options granted that year were treated as compensation expense. Restricted and unrestricted stock bonuses under the Plan would, however, involve an earnings charge.

AMENDMENT AND DURATION OF THE PLAN

  Unless terminated sooner, the Plan expires February 9, 2007. The Board may amend the Plan at any time; however, no amendment will be effective unless approved by the Company's shareholders within twelve months before or after the adoption of the amendment, if the amendment will increase the number of shares reserved for awards under the Plan or modify the requirements as to eligibility for participation under the Plan, or modify the Plan in any other way, and such modification requires shareholder approval under Code Sections 162(m) or 422, the requirements of the Nasdaq National Market or Rule 16b-3 under the Securities and Exchange Act of 1934, as amended.

PARTICIPATION IN THE PLAN BY EXECUTIVE OFFICERS, DIRECTORS AND EMPLOYEES

  In addition to any discretionary grants of stock awards which may be granted to outside directors from time to time, outside directors shall automatically be granted non-qualified stock options for 10,000 shares (subject to shareholder approval of this number--see "Proposal No. 4") of Class B Common Stock effective as of their date of appointment or election to the Board. Each outside director who is re-elected to serve as an outside director for an additional term shall automatically receive non-qualified options to purchase 10,000 shares (subject to shareholder approval of this number--see "Proposal No. 4") of Class B Common Stock as of the date of such re-election. All such non-qualified stock options granted to outside directors shall be fully vested as of the date of the grant.

  Future awards under the Plan, including grants to executive officers, are not presently determinable. The Company expects that options granted under the Plan Amendment will be granted to eligible participants on a discretionary basis. In addition, under employment agreements with three executive officers of the Company, 50% of each of such officer's annual incentive compensation must be paid in the form of options in lieu of cash. The officers may elect to receive 100% of their incentive compensation in the form of options, which election the officers have made for fiscal 1998. See "Compensation Committee Report on Executive Compensation." The amount of incentive compensation to be received by the officers is based on the achievement of certain performance goals by the Company, and is calculated as a percentage of each officer's base salary. The Company believes that the performance goals have been met for fiscal 1998 and, accordingly, options with an aggregate value of approximately $769,000 will be granted on December 31, 1998 to these three executive officers. The number of options to be received by each officer will be determined using the Black-Scholes option valuation methodology.

  The following table sets forth information regarding grants under the Plan received during the fiscal year ended September 30, 1998 by: (1) the Named Executive Officers; (2) all current executive officers as a group; (3) all current directors who are not executive officers as a group; and (4) all employees, including all current officers who are not executive officers, as a group.

                                                    NUMBER OF OPTIONS RECEIVED
NAME AND POSITION                                       IN FISCAL 1998(1)
-----------------                                   --------------------------
James L. Bildner...................................          120,000
 Chairman of the Board and Chief Executive Officer
William G. Barton..................................           90,000
 President and Chief Technology Officer
George K. Ross.....................................           80,000(2)
 Executive Vice President and Chief Financial
  Officer
F. Thomas Latham...................................                0
 Vice President, Business Development, Commercial
 Services Division
Bradley H. Nickels.................................           10,000
 Senior Vice President, Business Development and
 Operations, Government Services Division
Executive officers as a group......................          350,000
Directors who are not executive officers, as a
 group.............................................           10,000
All employees not including executive officers.....          804,200

--------
(1) See the table "Option Grants in the Twelve-Month Period Ended September 30, 1998" for more information on these options.
(2) Includes 10,000 options that were exercised on June 10, 1998.

                    APPROVAL OF AMENDMENT TO THE COMPANY'S
                AMENDED AND RESTATED 1996 EQUITY INCENTIVE PLAN
                               (PROPOSAL NO. 3)

  On January 27, 1998, and December 9, 1998, the Board adopted, subject to shareholder approval, an amendment (the "Amendment") to the Plan to increase the maximum number of shares of Class B Common Stock authorized to be granted under the Plan to any one person in any single fiscal year from 100,000 to 300,000 shares. The Board believes that the current number of shares authorized to be granted to any one person in any single fiscal year is inadequate to satisfy the purposes and objectives of the Plan.

  The Amendment is being submitted to the shareholders for approval at the Meeting. Approval of the Amendment requires the affirmative vote of a majority of the voting shares. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE PLAN. Proxies solicited by the Board will be voted for this proposal unless a vote against the proposal or abstention is specifically indicated.

                    APPROVAL OF AMENDMENT TO THE COMPANY'S
                AMENDED AND RESTATED 1996 EQUITY INCENTIVE PLAN
                               (PROPOSAL NO. 4)

  On October 26, 1998, the Board adopted, subject to shareholder approval, a second amendment (the "Second Amendment") to the Plan to increase the number of shares authorized to be granted automatically to Outside Directors under the Plan upon their initial appointment and upon their re-election thereafter from 5,000 shares of Class B Common Stock to 10,000 shares of Class B Common Stock. The Board believes that the current number of shares authorized for automatic grant to Outside Directors is inadequate to satisfy the purposes and objectives of the Plan, including promoting the attraction and retention of qualified directors.

  The Second Amendment is being submitted to the shareholders for approval at the Meeting. Approval of the Second Amendment requires the affirmative vote of a majority of the voting shares. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE PLAN. Proxies solicited by the Board will be voted for this proposal unless a vote against the proposal or abstention is specifically indicated.

                        RATIFICATION OF APPOINTMENT OF
                            INDEPENDENT ACCOUNTANTS
                               (PROPOSAL NO. 5)

  Effective as of July 25, 1998, the Audit Committee of the Board approved, subject to ratification by the shareholders, the engagement of PricewaterhouseCoopers LLP as its independent accountants for the fiscal year ending September 30, 1998 and approved the resignation of the firm of Ernst & Young LLP, who resigned as auditors of the Company effective July 24, 1998. Ernst & Young LLP, under the rules of its profession, resigned solely due to a prospective independence issue.

  The reports of Ernst & Young LLP on the Company's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

  In connection with the audits of the Company's financial statements for each of the two fiscal years ended September 30, 1997, and in the subsequent interim period, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the matter in their report. On July 27, 1998, the Company filed a Current Report on Form 8-K disclosing the change in its certifying accountant and including as Exhibit 16.1 thereto a letter from Ernst & Young LLP addressed to the Commission agreeing with the statements made in such Form 8-K.

  On December 9, 1998, the Board approved, subject to ratification by the shareholders, the engagement of PricewaterhouseCoopers LLP as its independent accountants for the fiscal year ending September 30, 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting at which they may make a statement, if they desire to do so, and to be available to respond to appropriate questions.

  The Company's shareholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal 1998 and fiscal 1999. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS. Proxies solicited by the Board will be voted for this proposal unless a vote against the proposal or abstention is specifically indicated.

EXECUTIVE OFFICERS

  The executive officers of the Company are chosen and appointed by the Board. In addition to Messrs. Bildner, Barton and Ross, as of November 30, 1998 the Company's executive officers are as follows:

 NAME                 AGE POSITION WITH THE COMPANY
 ----                 --- -------------------------
 James Weaver........  41 President, Government Services Division
 Charles Shuetrim....  57 Managing Director, Australia
 Andrew Armstrong....  47 Managing Director, United Kingdom
 Bradley H. Nickels..  37 Senior Vice President, Business Development and
                          Operations, Government Services Division
 Stephen McCarty.....  45 Senior Vice President, Human Resources Management
 Laura B. DePole.....  34 Vice President, Finance and Chief Accounting Officer

  Mr. Weaver joined Tier as President, Government Services Division in May 1998. From June 1997 until May 1998, Mr. Weaver served as Vice President, Government Solutions of BDM International, Inc., an IT company, where he was responsible for SBU strategic planning, policy and procedure development, client base expansion and overall business planning and development. From March 1995 until June 1997, he served as National Program Director, Public Sector for Unisys Corporation, an IT company. Prior to that time, he served as Director Public Sector Services with Lockheed Information Management Services and District Manager with the Commonwealth of Virginia, Division of Child Support Enforcement. Mr. Weaver received a B.A. in Psychology from California State College and is pursuing a M.S. in Agency Management and Administration from California University.

  Mr. Shuetrim joined the Company as Managing Director, Australia, in October 1998. Mr. Shuetrim is a director of Sancha Computer Services Pty. Limited and Sancha Software Development Pty. Limited, which entities were acquired by Tier in March 1998, and has served as a director responsible for the conduct of these computer services businesses since 1986.

  Mr. Armstrong joined the Company as Managing Director, United Kingdom in July 1997 in connection with the Company's acquisition of Albanycrest. Mr. Armstrong was employed by Albanycrest as Managing Director from November 1996 until July 1997. From 1995 to 1996, Mr. Armstrong served as an independent consultant. From 1992 to 1995, he was employed as principal project manager for Siemens Nixdorf Information Systems Ltd., an IT company. From 1990 to 1992, Mr. Armstrong was an independent consultant and prior to that time he was employed with The Macleod Group and with Armstrong Associates Ltd./Data Center Management Ltd.

  Mr. Nickels, one of the initial founders of the Company, has served as Senior Vice President, Business Development and Operations, Government Services Division since April 1998. He served as Vice President of the Government Services SBU from January 1996 until April 1998. From October 1991 to December 1995, he served as a principal consultant and project manager at the Company. From 1988 to 1992, Mr. Nickels was a project manager at American Express Travel Related Services. Mr. Nickels received a B.S. in Computer Science from Arizona State University.

  Mr. McCarty joined the Company as Vice President, Human Resources Management in October 1998. From January 1998 to October 1998, he served as a Vice President of Renaissance Worldwide, Inc., a consulting firm. From February 1993 to January 1998, he served as a Vice President of Arthur D. Little, a consulting firm. From March 1980 to February 1993, he served as a Vice President of GenRAD, Inc., a technology company. Mr. McCarty received a B.A. in Psychology from State University of New York (SUNY) at Plattsburgh and a M.S. in Industrial/ Organizational Psychology from Rensselaer Polytechnic Institute.

  Ms. DePole has served as Vice President, Finance since October 1998 and Chief Accounting Officer since August 1997. From August 1997 to October 1998 Ms. DePole was also the Corporate Controller of the Company. Prior to that time Ms. DePole was a Senior Manager at Ernst & Young LLP, an international public accounting firm. Ms. DePole received a B.S. in Accounting from San Francisco State University and is a Certified Public Accountant.

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth certain information concerning compensation earned by the Named Executive Officers for the fiscal year ended September 30, 1998:

                          SUMMARY COMPENSATION TABLE

                                                            LONG TERM COMPENSATION
                                 ANNUAL COMPENSATION(1)             AWARDS
                             ------------------------------ ----------------------
                                                              NUMBER OF SHARES
                                              OTHER ANNUAL       UNDERLYING
NAME AND PRINCIPAL POSITION   SALARY   BONUS  COMPENSATION   OPTIONS GRANTED (#)
---------------------------  -------- ------- ------------- ----------------------
James L. Bildner (2)......   $406,250     --     $68,785(3)        120,000
 Chairman of the Board and
 Chief Executive Officer
Williams G. Barton (2)....    278,125     --         --             90,000
 President and Chief
  Technology Officer
George K. Ross (2)........    209,375     --         --             80,000
 Executive Vice President
 and Chief Financial
 Officer
F. Thomas Latham..........    140,000 $98,000        --                --
 Vice President, Business
 Development, Commercial
 Services Division
Bradley H. Nickels........    186,667     --         --             10,000
 Senior Vice President,
 Business Development and
 Operations, Government
 Services Division

--------
(1) In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include perquisites and other personal benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for such Named Executive Officer.
(2) Pursuant to employment agreements with the Company, each of Messrs. Bildner, Barton and Ross may receive annual incentive compensation in the form of options. The number of options to be received by each as incentive compensation for fiscal 1998 will be calculated using the Black-Scholes option valuation methodology and any such options will be granted on December 31, 1998.
(3) Represents forgiveness of debt and accrued interest thereon in the amount of $53,812 owed by Mr. Bildner to the Company arising from loans made for housing and relocation expenses, certain non-business travel expenses in the amount of $13,735 paid by the Company, and other perquisites in the amount of $1,238.

  The following table sets forth information concerning options granted to the Named Executive Officers during the twelve-month period ended September 30, 1998.

       OPTION GRANTS IN THE TWELVE-MONTH PERIOD ENDED SEPTEMBER 30, 1998

                                            INDIVIDUAL GRANTS
                         -------------------------------------------------------- POTENTIAL REALIZABLE VALUE AT
                            NUMBER OF                                                ASSUMED ANNUAL RATES OF
                              SHARES          PERCENT                             STOCK PRICE APPRECIATION FOR
                            UNDERLYING     TOTAL OPTIONS   EXERCISE                      OPTION TERM(3)
                             OPTIONS        GRANTED TO       PRICE     EXPIRATION -----------------------------
  NAME                      GRANTED (#)     EMPLOYEES(1)  ($/SHARE)(2)    DATE         5%             10%
  ----                   ----------------- -------------- ------------ ---------- -----------------------------
James L. Bildner........ 80,000 Class B(4)      6.9%        $10.875     1/26/08   $     547,000 $     1,387,000
                         40,000 Class B(5)      3.5          15.188     6/23/08         382,000         968,000
William G. Barton....... 60,000 Class B(4)      5.2          10.875     1/26/08         410,000       1,040,000
                         30,000 Class B(5)      2.6          15.188     6/23/08         287,000         726,000
George K. Ross.......... 50,000 Class B(4)      4.3          10.875     1/26/08         342,000         867,000
                         30,000 Class B(5)      2.6          15.188     6/23/08         287,000         726,000
F. Thomas Latham........               --       --              --          --              --              --
Bradley H. Nickels...... 10,000 Class B(4)       *            14.25     8/31/08          90,000         227,000

--------
 * Less than 1%.
(1) Based on an aggregate of 1,154,200 options granted to employees in the twelve-month period ended September 30, 1998, including options granted to the Named Executive Officers.
(2) The exercise price equals or exceeds the fair market value of the stock as of the grant date as reported on the Nasdaq National Market.
(3) The amounts shown are hypothetical gains based on the indicated assumed rates of appreciation of the Class B Common Stock based on the option exercise price, compounded annually for the term of the option. Actual gains, if any, on stock option exercises are dependent on the future performance of the Class B Common Stock and overall stock market conditions. There can be no assurance that the Class B Common Stock will appreciate at any particular rate, or at all, in future years.
(4) Options fully vested on date of grant.
(5) Options fully vest on first anniversary of the date of grant.

  The following table sets forth certain information regarding option exercises during the twelve-month period ended September 30, 1998 and the value of unexercised options held as of September 30, 1998 by the Named Executive Officers.

            AGGREGATED OPTION EXERCISES IN THE TWELVE-MONTH PERIOD ENDED SEPTEMBER 30, 1998 AND FISCAL YEAR-END OPTION VALUES

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                          NUMBER OF                   OPTIONS AT FISCAL      IN-THE-MONEY OPTIONS AT
                           SHARES                       YEAR-END (#)           FISCAL YEAR-END(2)
                         ACQUIRED ON    VALUE     ------------------------- -------------------------
NAME                     EXERCISE (#) REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ------------ ----------- ----------- ------------- ----------- -------------
James L. Bildner........       --           --      115,000      115,000     $847,000     $ 857,000
William G. Barton.......       --           --       95,000      105,000      735,000       844,000
George K. Ross..........    45,000     $566,750      46,250      118,750      295,000     1,178,000
F. Thomas Latham........       --           --       25,000       52,500      326,000       681,000
Bradley H. Nickels......       --           --       45,833       74,167      492,000       968,000

--------
(1) The value realized is based on the difference between the market price at the time of exercise of the options and the applicable exercise price.
(2) The value of unexercised in-the-money options is calculated based on the fair market value of the Company's Class B Common Stock on September 30, 1998. Amounts reflected are based on such fair market value minus the aggregate exercise price and do not necessarily reflect that the optionee sold such stock.

EMPLOYMENT AGREEMENTS

  In December 1996, the Company entered into an employment agreement with James L. Bildner, the Company's Chairman of the Board and Chief Executive Officer, for a term that expires on August 1, 2001. Under the agreement, as amended as of February 16, 1998, Mr. Bildner receives an annual base salary of $455,000 and is eligible to receive an annual incentive bonus of up to 85% of base salary based on achievement of certain Company performance milestones or other goals to be determined by the Compensation Committee. For calendar year 1998, the Compensation Committee has determined that at least 50% of all incentive compensation earned by Mr. Bildner will be paid in the form of options to purchase Class B Common Stock having an exercise price equal to the fair market value of the Class B Common Stock on the date of grant. Mr. Bildner has elected, as permitted under his employment agreement, to receive the remaining 50% of his incentive compensation in the form of options. Any options issued as annual incentive compensation for 1998 will be granted on December 31, 1998. Under the agreement, Mr. Bildner also received a $50,000 relocation loan, which bears interest at 5.75% per annum and is forgivable over a three-year period beginning on December 31, 1996 (the "Relocation Loan"), and a monthly housing allowance of $2,750 (for a three-year period beginning December 31, 1996), payable in advance upon request of Mr. Bildner. The agreement also provides, among other things, that if Mr. Bildner's employment with the Company is terminated (i) by the Company for cause (as defined in the agreement), other than Mr. Bildner's conviction of a felony, the Company will pay to Mr. Bildner his base salary and benefits for a period of 24 months from the date of termination; or (ii) by the Company without cause or by Mr. Bildner for good reason (as defined in the agreement), the outstanding principal balance and accrued interest under the Relocation Loan will be forgiven, all outstanding unvested options held by Mr. Bildner will immediately vest and the Company will pay Mr. Bildner a lump sum amount equal to the discounted present value of 24 months of a base salary plus 100% of the maximum amount of all incentive compensation Mr. Bildner could have earned during the year in which the termination occurs. Benefits substantially similar to those set forth in clause (ii) above are provided in the event of termination of Mr. Bildner's employment due to death or disability and, upon any event of termination, the Company will take all action required to release Mr. Bildner from any personal guaranties of Company indebtedness. Pursuant to this agreement Mr. Bildner also received an option to purchase 80,000 shares of Class A Common Stock and 120,000 shares of Class B Common Stock at an exercise price equal to 100% of the fair market value of such stock on the date of grant, which vested immediately. He also received an option for 120,000 shares of Class A Common Stock and 180,000 shares of Class B Common Stock, all of which has vested except 33.3% which will vest on December 31, 1998.

  In December 1996, the Company entered into an employment agreement with William G. Barton, the Company's President and Chief Technology Officer, for a term that expires on August 1, 2001. Under the agreement, as amended as of February 16, 1998, Mr. Barton receives an annual base salary of $310,000 and is eligible to receive an annual incentive bonus of up to 75% of base salary based on achievement of certain Company performance milestones or other goals to be determined by the Compensation Committee. For calendar year 1998, the Compensation Committee has determined that at least 50% of all incentive compensation earned by Mr. Barton will be paid in the form of options to purchase Class B Common Stock having an exercise price equal to the fair market value of the Class B Common Stock on the date of grant. Mr. Barton has elected, as permitted under his employment agreement, to receive the remaining 50% of his incentive compensation in the form of options. Under the agreement, Mr. Barton also received an education loan up to $50,000, which bears interest at 5.75% per annum and is forgivable over approximately three years (the "Education Loan"). The agreement also provides, among other things, that if Mr. Barton's employment with the Company is terminated (i) by the Company for cause (as defined in the agreement), other than Mr. Barton's conviction of a felony, the Company will pay to Mr. Barton his base salary and benefits for a period of 24 months from the date of termination; or (ii) by the Company without cause or by Mr. Barton for good reason (as defined in the agreement), the outstanding principal balance and accrued interest under the Education Loan will be forgiven, all outstanding unvested options held by Mr. Barton will immediately vest and the Company will pay Mr. Barton a lump sum amount equal to the discounted present value of 24 months of a base salary plus 100% of the maximum amount of all incentive compensation Mr. Barton could have earned pursuant to the above formula during the year in which the termination occurs. Benefits substantially similar to those set forth in clause (ii) above are provided in the event of termination of Mr. Barton's employment due to death or disability and, upon any event of termination, the Company will take all action required to release Mr. Barton from any personal guaranties of Company indebtedness. Pursuant to this agreement, Mr. Barton received an option to purchase 120,000 shares of Class A Common Stock and 180,000 shares of Class B Common Stock, at an exercise price equal to 110% of the fair market value of such stock on the date of grant, all of which has vested except 33.3% which will vest on December 31, 1998.

  In February 1997, the Company entered into an employment agreement with George K. Ross, the Company's Executive Vice President and Chief Financial Officer, for a term that expires on August 1, 2001. Under the agreement, as amended as of February 16, 1998, Mr. Ross receives an annual base salary of $230,000 and is eligible to receive an annual incentive bonus of up to 65% of base salary based on achievement of certain Company performance milestones or goals to be determined by the Compensation Committee. For calendar year 1998, the Compensation Committee has determined that at least 50% of all incentive compensation earned by Mr. Ross will be paid in the form of options to purchase Class B Common Stock having an exercise price equal to the fair market value of the Class B Common Stock on the date of grant. Mr. Ross has elected, as permitted under his employment agreement, to receive the remaining 50% of his incentive compensation in the form of options. Any options issued as annual incentive compensation for 1998 will be granted on December 31, 1998. In the event the agreement is terminated by Mr. Ross for good reason (as defined in the agreement) or by the Company other than for cause (as defined in the agreement), Mr. Ross will be entitled to receive his full salary for a period of six months from the date of such termination and a pro rata portion of all incentive compensation Mr. Ross could have earned during the year the termination occurs. The agreement also provides that the Company offer an unsecured relocation loan of up to $20,000, which bears interest at 5.81% per annum, which amount shall be forgiven over three years so long as Mr. Ross remains employed by the Company. Pursuant to this agreement, Mr. Ross received an option to purchase 105,000 shares of Class B Common Stock, at an exercise price equal to 100% of the fair market value of such stock on the date of grant, which option vests ratably on the first three annual anniversaries of the grant. In the event of a sale of substantially all of the assets of the Company, a change in control of the Company or upon the termination of James
L. Bildner as Chief Executive Officer of the Company, the option fully vests immediately.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee are Samuel Cabot III and Ronald L. Rossetti. There are no interlocking relationships between any executive officers of the Company and any entity whose directors or executive officers serve on the Company's Board or Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

 General

  The Compensation Committee of the Board of Directors (the "Committee") administers the Company's executive compensation program. The Committee is composed entirely of outside directors.

  The objective of the Company's executive compensation program is to develop and maintain executive reward programs that contribute to the enhancement of shareholder value, while attracting, motivating and retaining key executives who are essential to the long-term success of the Company. As discussed below, the Company's executive compensation program consists of both fixed (base salary) and variable (incentive) compensation elements. Variable compensation consists of annual bonus incentives and stock option grants. These elements are designed to operate on an integrated basis and together comprise total compensation value.

  In making its compensation decisions, the Committee considers the overall financial performance of the Company, as well as the contributions of individual executives, in each case as measured against objective and subjective factors which the Committee considers important. The Company does not target each item of compensation within a range relative to comparable companies; however, the Company does attempt to provide executive compensation packages that are fair and competitive with those provided by competitors.

  In reviewing the Company's performance during fiscal 1998, the Committee considered a variety of factors. The Company's initial public offering was completed in December 1997 at a price to the public of $8.50 per share, and in June 1998, the Company completed its secondary public offering at $15.00 per share. Pursuant to its growth strategy, the Company made three strategic acquisitions of other IT service companies to expand its professional resources and further develop its service offering. The Company's revenues increased 115% over the prior twelve-month period, net income increased almost tenfold and diluted net income per share increased to $0.39 from $0.10 for the twelve months ended September 30, 1997. The Company also won a series of major contracts with new and existing clients and was successful in continuing to build its management team. In making its compensation decisions for 1998, the Committee considered the above factors as a whole without assigning specific weights to particular factors.

  It is the Committee's belief that, in light of current compensation levels of the Company's executive officers, the Company will not be affected by the provisions of Section 162(m) of the Code, which limits the deductibility of certain executive compensation. Therefore, the Committee has not adopted a policy as to compliance with the requirements of Section 162(m).

 Base Salary

  Base salary levels of the Company's key executives are established at levels which the Committee considers to be appropriate in light of the experience, responsibilities and performance of each executive officer and in consideration of the competitive marketplace. Base salaries are generally subject to annual review by the Committee. In addition, during the second quarter of fiscal 1998, the Committee provided certain executive officers, including Mr. Bildner, with increases in base salary to reflect the significant increase in the scale of the Company's business.

 Annual Cash Incentives

  The annual bonus incentive is designed to provide a short-term (one-year) incentive to executive officers. Targeted bonus levels are established based on the expected contributions of individual executives and annual bonuses are earned based on the Company's performance against predetermined financial thresholds. In certain cases, such as Mr. Bildner, all or a portion of the annual bonus is payable in the form of stock options. In fiscal 1998, the Company's performance exceeded the performance criteria and, as a result, executives will receive their targeted bonus levels.

 Stock Options

  Stock options are designed to provide long-term incentives and rewards tied to the price of the Company's Class B Common Stock. Given the fluctuations of the stock market, stock price performance and financial performance are not always consistent. The Committee believes that stock options, which provide value to participants when shareholders benefit from stock price appreciation, are an important component of the Company's annual executive compensation program. The number of options or shares currently held by an officer is not a factor in determining individual grants, and the Committee has not established any target level of ownership of Class B Common Stock by executive officers. However, accumulation and retention of shares of Class B Common Stock by officers is encouraged.

  Stock options are typically granted to executive officers at the time of hiring and periodically thereafter. In granting options, the Committee does not adhere to any firmly established formulas. During fiscal 1998, approximately 158 officers and other employees received stock option grants. The Summary Compensation Table shows the options granted to the Named Executive Officers during fiscal 1998. In determining the size of the grants to its executive officers, the Committee assessed relative levels of responsibility and the long-term incentive practice of comparable companies.

  In accordance with the provisions of the Company's Amended and Restated 1996 Equity Incentive Plan, the exercise price of all options granted was equal to the market value of the underlying Common Stock on the date of grant. Accordingly, the value of these grants to the officers depends on the future growth and share value of the Company's Common Stock.

 Other Compensation

  The Company sometimes makes loans to certain executives in connection with their exercise of stock options, the payment of taxes associated with those exercises, relocation expenses, costs associated with the purchase of housing, educational expenses and personal expenses. Loans related to relocation, housing, education and personal expenses may be forgiven over time in recognition of the executive's continued performance.

CEO PERFORMANCE EVALUATION

  For fiscal 1998, the Committee evaluated Mr. Bildner's performance based on the factors discussed above under the caption "General", with particular emphasis on the achievement of the dramatic growth of the business, the development of the Company's infrastructure and management team, the continued success of winning significant new contract awards and the completion of several strategic acquisitions. In accordance with Mr. Bildner's employment agreement, as amended, Mr. Bildner's base salary was $455,000 and he was entitled to receive an annual incentive bonus of up to 85% of base salary based on the achievement of certain performance milestones. As a result of the Company exceeding corporate expectations and objectives for fiscal 1998 and Mr. Bildner's individual performance, he was entitled to receive his maximum potential annual bonus incentive together with the stock option grants and loan forgiveness.

  The foregoing report is given by the members of the Compensation Committee, namely:

  Ronald L. Rossetti
  Samuel Cabot III

PERFORMANCE GRAPH

  The following graph compares the Company's total share price performance on its Class B Common Stock for the period beginning with the Company's initial public offering on December 17, 1997 through the fiscal year ended
September 30, 1998, with the total share price performance of the Nasdaq Market Index and the Russell 2000 Index. The comparison assumes $100.00 was invested on December 17, 1997 in the Company's Class B Common Stock and in each of the foregoing indices and assumes reinvestment of all dividends, if any.

                              [GRAPH APPEARS HERE]

Measurement Date        Tier            Russell 2000            Nasdaq
----------------        ----            ------------            ------
    9/30/98            176.00              85.26                109.47
    8/31/98            152.00              79.25                 96.89
    7/31/98            166.67              98.43                121.00
    6/30/98            190.01             107.26                122.45
    5/29/98            196.00             107.08                114.96
    4/30/98            214.67             113.24                120.75
    3/31/98            184.00             112.72                118.63
    2/27/98            145.33             108.30                114.42
    1/30/98            120.67             100.85                104.65
   12/31/97            114.67             102.48                101.49
   12/17/97            100.00             100.00                100.00

  The information contained in the performance graph shall not be deemed "soliciting material" or to be "filed" with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), except to the extent that the Company specifically incorporates it by reference into such filing.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities (the "Section 16(a) Participants"), to file reports of ownership and changes in ownership with the Commission. Such persons are required to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on a review of the copies of such forms furnished to the Company, or written representations that no such forms were required, the Company believes that during fiscal 1998 all Section 16(a) Participants complied with applicable Section 16(a) filing requirements.

                            SHAREHOLDER INFORMATION

  ANY PERSON FROM WHOM PROXIES FOR THE MEETING ARE SOLICITED MAY OBTAIN, IF NOT ALREADY RECEIVED, FROM THE COMPANY, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE 1998 FISCAL YEAR BY WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS, TIER TECHNOLOGIES, INC., 1350 TREAT BOULEVARD, SUITE 250, WALNUT CREEK, CALIFORNIA, 94596. THE ANNUAL REPORT ON FORM 10-K IS NOT SOLICITING MATERIAL AND IS NOT INCORPORATED IN THIS DOCUMENT BY REFERENCE.

                             SHAREHOLDER PROPOSALS

  Proposals by shareholders to be presented at the Company's next annual meeting must be received by the Company at its principal executive offices not less than 120 days prior to December 29, 1999, in order to be considered for inclusion in the Company's proxy statement and form of proxy for such meeting.

                                                                      EXHIBIT A

                            TIER TECHNOLOGIES, INC.

                             AMENDED AND RESTATED
                          1996 EQUITY INCENTIVE PLAN

1. PURPOSES.

  (a) The purpose of the Plan is to provide a means by which selected Employees of and Consultants to the Company and its Affiliates, and Outside Directors may be given an opportunity to benefit from increases in value of the stock of the Company through the granting of (i) Incentive Stock Options,
(ii) Nonstatutory Stock Options, (iii) stock bonuses and (iv) restricted stock or restricted stock units, all as defined below.

  (b) The Company, by means of the Plan, seeks to retain the services of persons who are now Employees of or Consultants to the Company or its Affiliates, or Outside Directors, to secure and retain the services of new Employees, Consultants and Outside Directors, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

  (c) The Company intends that the Stock Awards issued under the Plan shall, in the discretion of the Board or any Committee to which responsibility for administration of the Plan has been delegated pursuant to subsection 3(c), be either (i) Options granted pursuant to Section 6 hereof, including Incentive Stock Options and Nonstatutory Stock Options or (ii) stock bonuses, restricted stock or restricted stock units granted pursuant to Section 7 hereof. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and in such form as issued pursuant to
Section 6, and a separate certificate or certificates will be issued for shares purchased on exercise of each type of Option.

2. DEFINITIONS.

  (a) "AFFILIATE" means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f) respectively, of the Code.

  (b) "BOARD" means the Board of Directors of the Company.

  (c) "CODE" means the Internal Revenue Code of 1986, as amended.

  (d) "COMMITTEE" means a Committee appointed by the Board in accordance with subsection 3(c) of the Plan. In the absence of a Committee, the "Committee" means the Board.

  (e) "COMMON STOCK" means the authorized and unissued or reacquired shares of the Company's Class B Common Stock.

  (f) "COMPANY" means TIER TECHNOLOGIES, INC., a California corporation.

  (g) "CONSULTANT" means any person, including an advisor, engaged by the Company or an Affiliate to render services and who is compensated for such services, provided that the term "Consultant" shall not include Outside Directors.

  (h) "CONTINUOUS STATUS AS AN EMPLOYEE, CONSULTANT OR OUTSIDE DIRECTOR" means the employment or the relationship as a Consultant or Outside Director is not interrupted or terminated. The Board, in its sole discretion, may determine whether Continuous Status as an Employee, Consultant or Outside Director shall be considered interrupted in the case of: (i) any leave of absence approved by the Board, including sick leave, military leave, or any other personal leave; or (ii) transfers between the Company and its Affiliates or their successors.

  (i) "DIRECTOR" means a member of the Board.

  (j) "DISABILITY" means total and permanent disability, as defined in Section 22(e)(3) of the Code.

  (k) "EMPLOYEE" means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company, including a Director employed by the Company. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

  (l) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

  (m) "FAIR MARKET VALUE" means the value of the Common Stock of the Company based on the closing price of the Common Stock on the Nasdaq National Market, or other principal trading market of the Common Stock, on the day preceding the date of grant.

  (n) "INCENTIVE STOCK OPTION" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

  (o) "NONSTATUTORY STOCK OPTION" means an Option not intended to qualify as an Incentive Stock Option.

  (p) "OFFICER" means a person who is an "executive officer" of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

  (q) "OPTION" means a stock option granted pursuant to the Plan.

  (r) "OPTION AGREEMENT" means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

  (s) "OPTIONED STOCK" means the Common Stock of the Company subject to an Option.

  (t) "OPTIONEE" means an Employee, Consultant or Outside Director who holds an outstanding Option.

  (u) "OUTSIDE DIRECTOR" means a Director who is not an Employee.

  (v) "PLAN" means this 1996 Equity Incentive Plan, as amended.

  (w) "RULE 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3 as in effect when discretion is being exercised with respect to the Plan.

  (x) "STOCK AWARD" means any right granted under the Plan, including any Option, any stock bonus, any restricted stock or any restricted stock unit.

  (y) "STOCK AWARD AGREEMENT" means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

  3. ADMINISTRATION.

  (a) The Plan shall be administered by the Board unless and until the Board delegates the administration of the Plan to a Committee, as provided in subsection 3(c).

  (b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

    (1) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; whether a Stock Award will be an Incentive

  Stock Option, a Nonstatutory Stock Option, a stock bonus, restricted stock, restricted stock unit, or any combination of the foregoing; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive stock pursuant to a Stock Award; and the number of shares with respect to which Stock Awards shall be granted to each such person.

    (2) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

    (3) To amend the Plan as provided in Section 13.

    (4) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company.

  (c) The Board may delegate administration of the Plan to a committee composed solely of not fewer than two (2) Board members (the "Committee"). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, all the powers possessed by the Board (and references in this Plan to the Board shall thereafter be to the Committee, except where the context indicates otherwise); subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

4. SHARES SUBJECT TO THE PLAN.

  Subject to the provisions of Section 12 relating to adjustments upon changes in stock, the stock that may be sold or issued pursuant to Stock Awards shall not exceed in the aggregate five million nine hundred and eighty-nine thousand, three hundred and thirty-three (5,989,333) shares of the Company's Common Stock, of which one hundred thousand (100,000) shares are reserved exclusively for grant to Outside Directors. No more than 300,000 shares may be granted to any one person pursuant to an Option or Options under the Plan in any single fiscal year. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan. In the event of an Optionee's use of already-owned shares of Common Stock in payment of the Option Price, or a portion of it, only the net number of shares issued upon exercise of the Option shall be considered issued under the Plan for the purposes of this
Section 4.

5. ELIGIBILITY.

  (a) General Rule. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted only to Employees, including prospective employees, Consultants or Outside Directors.

  (b) Automatic Grants to Outside Directors. In addition to any discretionary grants of Stock Awards which may be granted to Outside Directors from time to time, each Outside Director shall automatically be granted Nonstatutory Stock Options as described in this Section 5(b). In addition, subject to the Board's discretion, at the request of an Outside Director, such Nonstatutory Stock Options may be granted instead to an entity wholly owned by such Outside Director.

    (i) Initial Grant. Effective February 28, 1997, each person who is serving as an outside Director on that date shall receive a Nonstatutory Stock Option for 5,000 shares of Common Stock.

    (ii) Grants to Future Outside Directors. Any other person who hereafter becomes an Outside Director after February 27, 1997 shall automatically receive a Nonstatutory Stock Option for 10,000 shares of Common Stock effective as of the date of their appointment or election to the Board.

    (iii) Subsequent Annual Grants. In addition to the grants described in subparagraphs (i) and (ii) above, each Outside Director who is re-elected to serve as an Outside Director for an additional term shall automatically be granted a Nonstatutory Option to purchase 10,000 shares of Common Stock as of the date of such re-election.

    (iv) Vesting. All Options granted pursuant to this Section 5(b) shall be fully vested on the date of grant.

    (v) Exercise Price. The exercise price of all Nonstatutory Stock Options granted to Outside Directors under this Section 5(b) shall be at least equal to one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of the grant.

  (c) No person shall be eligible for the grant of an Incentive Stock Option if, at the time of grant, such person owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates, unless the exercise price of such Incentive Stock Option is at least one hundred ten percent (110%) of the Fair Market Value of such stock at the date of grant and the Incentive Stock Option is not exercisable after the expiration of five (5) years from the date of grant.

6. OPTION PROVISIONS.

  Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate, subject to the provisions of this Plan. The terms of separate Options need not be identical, but each Option shall be subject to (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

    (a) Term. No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

    (b) Price. The exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted. The exercise price of each Nonstatutory Stock Option shall be determined in the discretion of the Board (with the exception of the Nonstatutory Stock Options automatically granted to Outside Directors pursuant to Section 5(b), which shall be granted at an exercise price of at least one hundred percent (100%) of Fair Market Value of the stock subject to the Option on the date the Option is granted).

    (c) Consideration. The purchase price of stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the option is exercised, or
  (ii) at the discretion of the Board or the Committee, exercised either at the time of the grant or exercise of the Option, (A) by tendering (either actually or by attestation) Common Stock valued using the Fair Market Value on the date of exercise, (B) by authorizing a third party to sell Common Stock (or a sufficient portion thereof) acquired upon exercise of the Option and to remit to the Company a sufficient portion of the sales proceeds to pay for all the Common Stock acquired through such exercise and any tax withholding obligations resulting from such exercise, (C) according to a deferred payment or other arrangement (which may include, without limiting the generality of the foregoing, the use of other Common Stock of the Company) with the person to whom the Option is granted or to whom the Option is transferred pursuant to subsection 6(d), or (D) in any other form of legal consideration that may be acceptable to the Board. In the case of any deferred payment arrangement, interest shall be payable at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

    (d) Transferability. Except as permitted by the Board in any particular Option Agreement, Options granted under the Plan shall not be transferable by the holder other than by will or the laws of descent and distribution and shall be exercisable during the holder's lifetime only by the holder or the holder's guardian or legal representative.

    (e) Vesting. The Option Agreement for each individual Option grant shall provide that the Option subject to such Option Agreement shall become exercisable ("vest") at a rate to be determined by the Board at the time of grant. The Board may also provide for the acceleration of vesting in certain circumstances.

    (f) Exercise Upon Termination. In the event an Optionee's Continuous Status as an Employee, Consultant or Outside Director terminates (other than upon the Optionee's death or Disability), the Optionee may exercise his or her Option to the extent that the Optionee is otherwise entitled to exercise on the date employment terminates, but only within such period of time as is determined by the Board and specified in the Option Agreement.

    (g) Disability of Optionee. In the event an Optionee's Continuous Status as an Employee, Consultant or Outside Director terminates as a result of the Optionee's Disability, the Optionee may exercise his or her Option to the extent that the Optionee is otherwise entitled to exercise on the date of employment terminates, but only within such period of time as is determined by the Board and specified in the Option Agreement.

    (h) Death of Optionee. In the event an Optionee's Continuous Status as an Employee terminates as result of his death, the Option may be exercised, but only within such period of time as is determined by the Board and specified in the Option Agreement, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the Optionee was entitled to exercise the Option at the date of death.

    (i) Early Exercise. An Option Agreement may, but need not, include a provision whereby the Optionee may elect at any time while an Employee, Consultant or Outside Director, to exercise the Option as to any part or all of the shares subject to the Option prior to the full vesting of the Option.

    (j) Repurchase of Shares Upon Termination. The Option may include a provision whereby shares purchased pursuant to the Option may be subject to a right of repurchase in favor of the Company upon termination of a Participant's Continuous Status as an Employee, Consultant or Outside Director.

  7. TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK.

  Each stock bonus, restricted stock or restricted stock unit agreement shall be in such form and shall contain such terms and conditions as the Board or the Committee shall deem appropriate. The terms and conditions of stock bonus, restricted stock or restricted stock unit agreements may change from time to time, and the terms and conditions of separate agreements need not be identical, but each stock bonus, restricted stock or restricted stock unit agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions as appropriate:

    (a) Purchase Price. The purchase price, if any, under each restricted stock or restricted stock unit agreement shall be such amount as the Board or Committee shall determine and designate in such agreement.

    (b) Transferability. Except as determined by the Board of Directors in its discretion, no rights under a stock bonus, restricted stock or restricted stock unit agreement shall be transferable except by will or by the laws of descent and distribution.

    (c) Consideration. The purchase price of stock acquired pursuant to a restricted stock or restricted stock unit agreement shall be paid either:
  (i) in cash at the time of purchase; (ii) at the discretion of the Board or the Committee, according to a deferred payment or other arrangement with the person to whom the stock is sold; or (iii) in any other form of legal consideration that may be acceptable to the Board or the Committee in their discretion. Notwithstanding the foregoing, the Board or the Committee to which administration of the Plan has been delegated may award stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company or for its benefit.

    (d) Vesting. Shares of stock sold or awarded as stock bonuses, restricted stock or restricted stock units under the Plan may, but need not, be subject to a repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board or the Committee.

    (e) Termination of Employment or Relationship as a Consultant. In the event a Participant's Continuous Status as an Employee, Consultant or Outside Director terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by that person which have not vested as of the date of termination under the terms of the stock bonus, restricted stock or restricted stock unit agreement between the Company and such person.

8. CANCELLATION AND RE-GRANT OF OPTIONS.

  The Board or the Committee shall have the authority to effect, at any time and from time to time, with the consent of the affected holders of Options,
(i) the repricing of any outstanding Options under the Plan and/or (ii) the cancellation of any outstanding Options under the Plan and the grant in substitution therefor of new Options under the Plan covering the same or different numbers of shares of stock but having an exercise price per share of not less than the Fair Market Value on the date of such repricing or new Option.

9. COVENANTS OF THE COMPANY.

  (a) During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of stock required to satisfy such Stock Awards.

  (b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act either the Plan, any Stock Awards or any stock issued or issuable pursuant to any such Stock Awards. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of Stock Awards unless and until such authority is obtained.

10. USE OF PROCEEDS FROM STOCK.

  Proceeds from the sale of stock pursuant to Stock Awards shall constitute general funds of the Company.

11. MISCELLANEOUS.

  (a) Neither an Optionee nor any person to whom an Option is transferred under subsection 6(d) shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Option unless and until such person has satisfied all requirements for exercise of the Option pursuant to its terms.

  (b) Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Employee, Director, Consultant, Optionee or other holder of Stock Awards any right to continue in the employ of the Company or any Affiliate (or to continue acting as a Director or Consultant) or shall affect the right of the Company or any Affiliate to terminate the employment or relationship as a Director or Consultant of an Employee, Director, Consultant, Optionee or other holder of Stock Awards with or without cause.

  (c) To the extent that the aggregate Fair Market Value (determined at the time of grant) of stock with respect to which Incentive Stock Options granted after 1986 are exercisable for the first time by any Optionee during any calendar year under all plans of the Company and its Affiliates exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

  (d) The Company may require any recipient of a Stock Award, or any person to whom a Stock Award is transferred under subsections 6(d) or 7(b), as a condition of exercising any such Stock Award, (i) to give written assurances satisfactory to the Company as to such person's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award, and (ii) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the Stock Award for such person's own account and not with any present intention of selling or otherwise distributing the stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (a) the issuance of the shares upon the exercise of or acquisition of stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or (b) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but limited to, legends restricting the transfer of the stock.

  (e) To the extent provided by the terms of a Stock Award Agreement, the person to whom a Stock Award is granted may satisfy any federal, state or local tax withholding obligation relating to the exercise of or acquisition of stock under a Stock Award by any of the following means or by a combination of such means, subject to the approval of the Board: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares from the shares of Common Stock otherwise issuable to the participant as a result of the exercise of or acquisition of stock under the Stock Award; or (iii) delivering to the Company owned and unencumbered shares of the Common Stock of the Company, subject to certain requirements, as designated by Company counsel.

  (f) The Company shall provide to all holders of Stock Awards a financial statement of the Company at least annually, except to Employees whose duties in connection with the Company assure them access to equivalent information.

12. ADJUSTMENTS UPON CHANGES IN STOCK.

  (a) If any change is made in the stock subject to the Plan or subject to any Stock Award (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, reverse stock split, liquidating dividend, combination of shares, reclassification, exchange of shares, change in corporate structure or otherwise), the Plan and outstanding Stock Awards will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and price per share of stock subject to outstanding Stock Awards.

  (b) In the event of (1) dissolution or liquidation of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation;
(3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, then at the sole discretion of the Board and to the extent permitted by applicable law: (i) any surviving corporation shall assume any Stock Awards outstanding under the Plan or shall substitute similar Stock Awards for those outstanding under the Plan, (ii) the time during which such Stock Award may be exercised shall be accelerated and the Stock Awards terminated if not exercised prior to such event, or (iii) such Stock Awards shall continue in full force and effect.

13. AMENDMENT OF THE PLAN.

  (a) The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 12 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the shareholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will:

    (1) Increase the number of shares reserved for Stock Awards under the Plan;

    (2) Modify the requirements as to eligibility for participation in the Plan (to the extent such modification requires shareholder approval in order for the Plan to satisfy the requirements of Sections 162(m) or 422 of the Code or the requirements of the Nasdaq National Market or other principal market for the Common Stock); or

    (3) Modify the Plan in any other way if such modification requires shareholder approval in order for the Plan to satisfy the requirements of Sections 162(m) or 422 of the Code, or the requirements of the Nasdaq National Market or other principal market for the Common Stock, or to comply with the requirements of Rule 16b-3.

  (b) It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Directors or Consultants with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

  (c) Rights and obligations under any Stock Award granted before amendment of the Plan shall not be altered or impaired by any amendment of the Plan unless
(i) the Company requests the consent of the person to whom the Stock Award was granted and (ii) such person consents in writing.

14. TERMINATION OR SUSPENSION OF THE PLAN.

  (a) The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on February 9, 2007. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

  (b) Rights and obligations under any Stock Award granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except with the consent of the person to whom the Stock Award was granted.

                            TIER TECHNOLOGIES, INC.

                          CLASS B COMMON STOCK PROXY
                        ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON JANUARY 28, 1999

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned shareholder of Tier Technologies, Inc. hereby constitutes and appoints JAMES L. BILDNER and GEORGE K. ROSS and each of them, each with full power of substitution, as proxy or proxies of the undersigned to vote the number of shares of Class B Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Tier Technologies, Inc. to be held at the Ritz-Carlton Hotel, 600 Stockton Street, San Francisco, California at 2:00 p.m. local time on January 28, 1999, and at any adjournments or postponements thereof, with respect to the proposals described in the Notice of Annual Meeting of Shareholders and Proxy Statement, in the manner specified below.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. WHERE NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR ALL PROPOSALS.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED IN PROPOSAL NO. 1, FOR PROPOSAL NO. 2, FOR PROPOSAL NO. 3, FOR PROPOSAL NO. 4 AND FOR PROPOSAL NO. 5.

PROPOSAL NO. 1:

Nominees for Director: Samuel Cabot III, Ronald L. Rossetti, James L. Bildner,
                       William G. Barton, George K. Ross

                [_]    For
                [_]    Withhold

        Withhold authority to vote for the nominee(s) listed above:

        ___________________________________________________________

PROPOSAL NO. 2:
Approval of Amendment to Amended               FOR [_]  AGAINST [_]  ABSTAIN [_]
and Restated 1996 Equity Incentive Plan

PROPOSAL NO. 3:
Approval of Amendment to Amended               FOR [_]  AGAINST [_]  ABSTAIN [_]
and Restated 1996 Equity Incentive Plan

PROPOSAL NO. 4:
Approval of Amendment to Amended               FOR [_]  AGAINST [_]  ABSTAIN [_]
and Restated 1996 Equity Incentive Plan

PROPOSAL NO. 5:
Ratification of Appointment of                 FOR [_]  AGAINST [_]  ABSTAIN [_]
PricewaterhouseCoopers LLP as
Independent Accountants

                        PLEASE MARK, SIGN AND DATE THIS
                     PROXY AND RETURN IT PROMPTLY WHETHER
                    OR NOT YOU PLAN TO ATTEND THE MEETING.
                        IF YOU DO ATTEND, YOU MAY VOTE
                           IN PERSON IF YOU DESIRE.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement dated December 29, 1998, and of the Company's Annual Report for the fiscal year ended September 30, 1998.

          Please sign as name appears on this proxy. Joint owners should each sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Dated ______________, 199_              ________________________________________
                                        Signature

                                        ________________________________________
                                        Signature if held jointly